                                                                 Exhibit 10.18


                   National Semiconductor Corporation

                     SHARED FACILITIES AGREEMENT


     THIS AGREEMENT, made this 11th day of March, 1997 by and between National Semiconductor Corporation ("National") and The Fairchild
Semiconductor Corporation ("Fairchild").

     WHEREAS National owns and operates a semiconductor manufacturing facility on Western Avenue in South Portland, Maine (the "South Portland Facility"); and

     WHEREAS the various components of the South Portland Facility have been operated as a single integrated facility; and

     WHEREAS the South Portland Facility is now to be divided into two separately operated and managed facilities, to be know as the Fairchild Site and the National Site, with the Fairchild Site to be transferred to Fairchild; and

     WHEREAS there are certain physical assets which will be shared between the two sites and the parties wish to provide for a sharing of such facilities and the costs relative thereto and to assign responsibilities for providing such services from such facilities, all as herein set forth.

     WHEREAS the parties have entered into certain other agreements regarding the site being the Leases for Building 10 and Buildings 12/23, the Declaration of Easements, the Asset Purchase Agreement, the Site Plan as recorded, the Environmental Side Letter (the "Transaction Documents").

     NOW THEREFORE, in consideration of one dollar and other valuable consideration and in consideration of the mutual covenants herein contained, the parties do hereby agree as follows:

     1.   Division of Premises.   The South Portland Facility will be divided
substantially as shown on the site plan entitled "Standard Boundary Survey-Property Division Plan-Property of Fairchild Semiconductor Corporation, 333 Western Avenue, South Portland, Maine and National Semiconductor Corporation, 5 Foden Road, South Portland, Maine, Property Division Plan C-01 and C-02," prepared by OEST Associates, Inc. dated December 3, 1996, with revisions to March___, 1997, to be recorded in the Cumberland County Registry of Deeds, a reduced photocopy of which is attached hereto as Exhibit A, with Buildings 10, 11, 12, 18, 19, 21, 22 and 23 and the MacBride building, approximately 49.26 acres of land and approximately 1473 parking spaces to be retained by National. The remainder of the Facility will be transferred to Fairchild; provided that Buildings 14 and 24, while located on the Fairchild Site, are owned and operated by British Oxygen Corporation pursuant to an agreement with National. Easements for ingress and egress will be agreed upon and provided to each party across the premises of the other so as to allow each of the parties to travel across existing roadways, truck yards and parking areas in order to get to and from their respective facilities. Each of the parties shall cooperate with the other in
(a) seeing that property lines are properly drawn and in taking such other action as is necessary in dividing the South Portland Facility in a way that results in compliance to the maximum extent possible with existing zoning, land use, environmental and similar laws and regulations, and (b) seeking such permits, variances


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and changes to such existing laws and regulations as are necessary to accomplish such division.

     2.   Shared Facilities.   Set forth in Exhibit B hereto is a list and
description of shared facilities and services to be provided by each of the parties to the other in connection with the use by the parties of the physical facilities consisting of the South Portland Facility following the division of that Facility between the two parties. Unless otherwise provided in Exhibit B the following shall apply with respect to all shared services or facilities and all services provided pursuant to this agreement:

          a) Exhibit C attached hereto sets forth facilities which remain to be completed. National shall complete construction of the new VOC incinerator on the Fairchild Site as provided in Exhibit B. To the extent that such facilities are now under construction or otherwise incomplete, National shall, at its sole cost and expense, complete the facilities in accordance with existing plans and specs in a good and workmanlike manner, as modified from time to time by agreement among the parties, so that such facilities will be operational and functional for the purposes intended.

          b) A party obligated to perform a service or provide a product under this Agreement shall do so using standards of care consistent with and the high quality of performance historically experienced at the South Portland Facility, substantially as now being provided, and with such quantities as the other party may reasonably request. All facilities to be operated by either party shall be operated and maintained in a manner consistent with the obligations of that party to perform hereunder. Unless otherwise agreed, all costs and expenses of operating and maintaining a facility shall be paid by the


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party owning that facility, subject to allocations as herein provided or as provided in the leases referred to in paragraph 3 hereof.

          c) To the extent that (i) there are physical connections between the two sites such as for piping, wiring, conduits and the like or (ii) there is a physical flow from one site to the other of any substance such as water, electricity, gas, stormwater, groundwater, or the like, each party grants to the other an easement over, under and across its site for such purpose. Such easements shall initially be located at the present location thereof but may be relocated by the party whose site is affected thereby at such party's sole cost and expense so long as such relocation does not interrupt or adversely affect the service provided to the other party through such easement. The easements required by this subparagraph are set forth in the Declaration of Reciprocal Easements between Fairchild and National dated of even date herewith, which Declaration of Easements shall control in the event of any inconsistencies with this subparagraph.

          d) Except as otherwise specifically provided herein or in the Exhibits hereto, whenever a service or product is to be provided at a party's cost of providing such service or product, all direct costs of providing that service which standard cost accounting practices require to be included and all depreciation costs shall be included in determining the cost, and such costs shall be allocated to the recipient of the product or service based upon actual usage. If the cost of providing the product or service to the recipient cannot be separately determined, then the total cost to the provider in supplying such product or service to itself and to the recipient shall be allocated between the provider and the recipient based upon relative usage between the two parties. Overhead


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not directly associated with a service or product shall not be included in the allocated costs.

          e) Each party shall render to the other a monthly statement for amounts due for shared services and facilities under this Agreement for the previous month. Each party shall keep complete and accurate books and records of account relating to the cost of shared facilities pursuant to this Agreement and make such books and records available to the other party for inspection upon reasonable request.

     3. Leases. National will rent to Fairchild, at a rental based on cost per square foot to be agreed upon, space in Buildings 10 and 12 (including the new loading dock adjacent to Building 12). No structural modifications will be permitted without the prior written consent of National.

     The lease for Building 10 will be for an initial term of three (3) years and thereafter will renew automatically for additional one (1) year terms unless terminated by written notice of either party delivered to the other at least six (6) months prior to the end of any such one (1) year renewal term. The lease for Building 12 also shall also be for an initial term of three (3) years and thereafter will renew automatically for additional two (2) year terms unless terminated by written notice of either party delivered to the other at least eighteen (18) months prior to the end of any such two (2) year renewal. The leases required by this paragraph are the Lease Agreement Building 10 and the Lease Agreement Building 12 and Building 23 between National as Landlord and Fairchild as Tenant dated of even date herewith, which leases shall control in the event of an inconsistencies with this paragraph.


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     Under the lease for Building 10, Fairchild will be provided with parking spaces for its occupants of Building 10 for the duration of the lease term.

The leases shall include such other terms and conditions as shall be negotiated in good faith by the parties.

     4. Entire Agreement. This Agreement is intended to be a complete and integrated agreement with respect to the subject matter thereof, superseding all prior agreements and understanding with respect thereto and may not be amended or modified except by an instrument in writing signed by the parties hereto.

     5.   Miscellaneous.

          a) Assignment. Neither party may assign or delegate this Agreement or the rights and obligations created hereunder without the prior written consent of the other, whether by way of transfer, merger with or into such party, consolidation, reorganization or otherwise except in connection with a sale or transfer of the assigning party's entire interest in this South Portland facility in which event such Assignment of this agreement to the transferee of the property shall be permitted. Any purported assignment without such consent shall be void and constitute a breach of this Agreement.
 Subject to the foregoing, all of the terms and provisions of this Agreement shall be binding upon, and inure to the benefit of, and shall be enforceable by, the respective successors and assigns of the parties hereto.

          b)   Waiver.   No failure or delay on the part of either party in
the exercise of any power, right or privilege arising hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.


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          c)   Severability.   If any provision of this Agreement is for any
reason found to be ineffective, unenforceable or illegal, such condition shall not affect the validity or enforceability of any of the remaining portions hereof; provided, further, that the parties shall negotiate in good faith to replace any ineffective, unenforceable or illegal provision with an effective replacement as soon as is practical.

          d)   Multiple Counterparts.   This Agreement may be executed in two
or more counterparts, each of which shall be deemed an original but both of which together constitute one and the same instrument.

          e)   No Partnership Or Agency Created.   Nothing contained herein
or done in pursuance of this Agreement shall constitute the parties as entering upon a joint venture or partnership, or shall constitute either party the agent for the other party for any purpose or in any sense whatsoever.

          f) Choice Of Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Maine, without reference to the conflict of laws provisions thereof.

          g)   Consequential and Incidental Changes.   NEITHER PARTY SHALL BE
LIABLE FOR ANY CONSEQUENTIAL OR INCIDENTAL DAMAGES ARISING OUT OF SAID PARTY'S PERFORMANCE OR NON-PERFORMANCE OF THIS AGREEMENT.

          h)   Effect Of Headings.   The headings of the Articles and
Sections contained herein are for convenience of reference only and are not intended to be and shall not be construed as part of or to affect the meaning or interpretation of this Agreement.


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          i)   Notices.   All notices, requests, demands and other
communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when received if personally delivered; when transmitted if transmitted by telecopy, electronic or digital transmission method; the day after it is sent, if sent for next day delivery to a domestic address by recognized overnight delivery services (e.g., Federal Express); and upon receipt, if sent by certified or registered mail, return receipt requested. In each case notice shall be sent to:

          If to National , address to:

               2900 Semiconductor Drive, M/S 16-135
               Santa  Clara, California  95052-8090
               Attention:  General Counsel

          If to Fairchild, addressed to:

               333 Western Avenue, M/S 01-00
               South Portland, ME  04106
               Attention:  General Counsel

or to such other place and with such other copies as such party may designate as to itself by written notice to the others.

          j) Noise, Vibration, Etc. The parties agree that existing noise, vibrations, odor, dust, gas fumes, glare and other emissions (collectively, "emissions") at the sites are at acceptable levels and hereby waive any rights either may have to contest or challenge such levels. The parties further agree to allow each other to make reasonable modifications and/or expansions of such emissions.

     k) Controlling Documents. Any other provision of this Agreement to the contrary notwithstanding, in the event of any inconsistencies between any provision of this


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Agreement any of the Transaction Documents the provisions of the Transaction

Documents shall be controlling.


IN WITNESS WHEREOF, the parties hereto have had this Agreement executed by their respective authorized officers as of the date first written above.

                    NATIONAL SEMICONDUCTOR CORPORATION

                    By:
                       -------------------------------
                    Its:
                        ------------------------------

                    FAIRCHILD SEMICONDUCTOR


                    By:
                       -------------------------------
                    Its:
                        ------------------------------


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


                                    EXHIBIT A

                          Shared Services and Facilities

                                   Site Plan


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


                                    EXHIBIT B

                          Shared Services and Facilities


A.   Bulk Gas.

     1) Description of Service or Facility. The Nitrogen plant is owned by British Oxygen Corporation ("BOC") and operated by BOC under a contract with National. National will continue to be the contracting party with BOC and supply nitrogen and oxygen from the plant to all Fairchild buildings that require nitrogen or oxygen. Nitrogen will be supplied from the existing nitrogen plant (#14 on Exhibit A) until the new nitrogen plant (#24 on Exhibit A) is completed and operating. Both plants are located on the Fairchild site. Fairchild will grant appropriate access easements with respect to operation and maintenance of the nitrogen facilities. Nitrogen and oxygen will be piped from the nitrogen plant to Buildings 10, 12 and 18 on the National premises. Each party will be responsible for supplying its own argon and hydrogen. Each party agrees to use good faith commercially reasonable efforts to cause BOC to enter into an agreement among BOC, Fairchild and National promptly after the execution of this Agreement in which BOC acknowledges that Fairchild is the owner of the sites on which the BOC plants are located and that Fairchild is a third party beneficiary of the On-Site Product Supply Agreement between National and BOC dated as of August 1, 1996 and acknowledges that such agreement shall remain in full force and effect.

     2) Cost Allocation. Initially nitrogen and oxygen shall be provided to the parties at the following formula for allocating fixed and operating costs:


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                 System                        National/Fairchild
                 ------                        ------------------
             Nitrogen/Oxygen                         55%/45%

             LN2 Tanks                               50%/50%

             Red. Volt. Starter                      50%/50%

             On-Site Support                         75%/25%

     Notwithstanding the foregoing, Fairchild's aggregate share of the foregoing costs shall not exceed $77,150 per month.

     Once National's usage of the nitrogen plant is such that, if the parties' costs were determined by separate metering, Fairchild's total monthly costs for three (3) consecutive months would be equal to or less than $77,150, then all of the foregoing costs for gas usage shall thereafter be allocated to the parties on the basis of actual usage of the gases as determined by metering each party's usage, with fixed, electrical and other related costs to be allocated in the same ratio. The cost of installing meters for this purpose shall be shared equally by the parties.

     Costs of any nitrogen plant expansion and/or costs of using liquid nitrogen shall be allocated between the parties in the same ratio as the average allocation of nitrogen/oxygen costs to each party over the six months prior to such expansion (the "usage ratio"), unless the reason for the expansion is an increase in one party's manufacturing capacity. In such event, the estimated additional nitrogen/oxygen usage resulting from such increased capacity shall be added to the expanding party's actual usage over the previous six (6) months in calculating the usage ratio.

     3) Duration. This service shall continue until terminated by mutual agreement of the parties.


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


B.   Deionized Water

     1) Description of Service. Fairchild will provide deionized water to National for Building 10. Fairchild shall provide all deionized water that it needs in connection with its occupancy of Building 12.

     2) Cost. The services provided to National pursuant to this paragraph for Building 10 shall be provided at Fairchild's cost thereof, with usage to be determined by metering. Fairchild shall bear the cost of all deionized water it uses in Building 12.

     3) Duration. The services to be provided by Fairchild with respect to Building 10 pursuant to this paragraph shall be provided through December, 1997 unless earlier terminated by National by 90 days written notice to Fairchild. Fairchild will provide deionized water to Building 12 so long as it occupies Building 12.

C. Acid Neutralization. Each party shall be responsible for neutralizing its own waste.

D.   Industrial Discharge.

     1) Description. The existing industrial discharge capacity will be divided between National and Fairchild, with 2 million gallons per day available to National and 700,000 gallons per day available to Fairchild. Each party shall maintain its own industrial discharge system and capacity.

     2) Cost Allocation. Each party's usage will be determined by separate meter and each party will pay the water district for its metered charges.

     3) Duration. Separate meters will be provided or soon as practicable and thereafter each party shall continue on its separate meters.


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


E.   Waste Solvent.

     Each party shall be responsible for collecting, storing and disposing of its own waste solvents.

F.   Fuel Oil.

     Each party will be responsible for supplying its own fuel oil.

G.   City Water.

     1) Description. Fairchild will provide city water from the main plant to Building 12 for its own use in connection with that Building and shall bear all costs of same.

     2) Duration. This shall continue so long as Fairchild is the primary user of Building 12.

H.   Steam.

     1) Description. Fairchild will provide steam for heating Buildings 10 and 12 from the boiler in Fairchild's main plant.

     2) Cost. Steam will be provided at Fairchild's cost with usage to be determined by separate meter.

     3) Duration. This service will be provided for a temporary period only, through December, 1998, unless earlier terminated by 90 days written notice from National to Fairchild.

I.   Chilled Water.

     1) Description. Fairchild will provide chilled water for air conditioning to Building 12.


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     2)   Cost.  Chilled water will be provided at Fairchild's cost;
provided that National shall give a credit to Fairchild under the lease against rent payments for the portion of this cost allocable to National's use of Building 12 based on square footage.

     3) Duration. This service will be provided during the term of the Fairchild lease of Building 12, or until National connects to its own system for this purpose.

J.   Fire Alarm, Facilities Management and Security Systems.

     1) Description. Fairchild will provide monitoring for the fire alarm system , facilities management system and security system for Buildings 10 and 12. National will provide same for Building 18 and Building 23. The parties will cooperate in good faith on all of the foregoing issues. At such time as National takes over the monitoring of the fire alarm system, the facilities management system, and/or the security system, National will permit Fairchild, at its sole costs and expense, to install such equipment as may be necessary for Fairchild to receive alarm signals directly with respect to Buildings 10, 12 and 23 for so long as Fairchild continues to lease space in any such building.

     2) Cost. System monitoring services to be provided to National at Fairchild's cost, with joint costs to be allocated on building square footage.

     3) Duration. Fairchild monitoring services will be provided for a temporary period through December, 1997 unless earlier terminated by National by 90 days' written notice to Fairchild.

K.   Storm Water Collection.

     1)   Description.   Oest Associates has performed a stormwater analysis of
the sites for the parties dated January 14, 1997._The parties agree to take all actions necessary


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and to grant all easements to the other necessary to meet state or local requirements regarding stormwater drainage as indicated by the engineer's report.

     2) Cost. The cost of constructing, maintaining and repairing pipes or other components of the stormwater system located solely on one party's facility and serving only that facility will be borne by that party. All other costs shall be shared by the parties in proportion to the serviced surface area.

     3) Duration. This service shall continue until terminated by mutual agreement of the parties.


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L.   Groundwater Collection and Treatment.

     1) Description. The parties have entered into certain agreements regarding groundwater collection and treatment and other matters which are set forth in the Environmental Side Letter and the Declaration of Easements between the parties of even date herewith.

M.   Wellness Center.

     1) Description of Services. The Wellness Center will be owned by Fairchild, be staffed and operated by Fairchild and be available for use by employees of both parties so long as it continues as a wellness center. National and Fairchild shall have proportional representation on the Wellness Center Advisory Board and Board of Directors based on total head count; provided, however, that regardless of total head count, Fairchild shall always maintain and be entitled to a majority of at least one (1) on the Board of Directors. Use of this facility by NSC includes conference rooms within the Wellness Center building.

     2) Cost Allocation. The costs of operating the facility including building expenses in excess of amounts paid by employees shall be shared in proportion to the number of employees of each party on site, determined on a monthly basis.

     3) Duration. This arrangement shall continue until terminated by mutual agreement of the parties so long as it remains a wellness center; provided, however, that upon six (6) months' written notice, Fairchild may change the use of said building, in which case National will no longer have any rights to use it.


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


N.   VOC Incineration.

     1) Description. The existing VOC incinerator will be owned by National and operated by National for incineration of VOC's from the operation of both National and Fairchild. National will, at its cost,complete construction of the VOC incinerator for Fairchild on the Fairchild Site, meeting all applicable requirements for VOC incinerators.

     2) Cost. If both National and Fairchild are using the existing VOC incinerator for any period, the costs during such period shall be shared equally.

     3) Duration. National will make the existing VOC incinerator available for use by Fairchild until such time or the new VOC incinerator on the Fairchild Site is completed and permitted, after which time each of the parties will operate and use its own incinerator at its own cost and expense.

P.   Power

     1) Description. Subject to approval of the power supplier, National will maintain the existing contract with Central Maine Power Co. and Fairchild has granted National an easement for the land under the 35KV power distribution system ; provided that after an initial three (3) year period, and upon eighteen month notice (which Fairchild agrees to extend for a reasonable period if necessary so as not to disrupt National's manufacturing operation), Fairchild may require National to relocate its 35KV power distribution system to another mutually acceptable site. Reasonable costs of such relocation shall be borne by Fairchild. National will contract for power for both sites and provide power to Fairchild through a separate submeter. Fairchild will, through December, 1998, step down power from its switch for buildings 10, 12, and 23 and other facilities currently served by that switch unless National elects to terminate this


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arrangement prior to such date by 90 days prior written notice from National to Fairchild. Fairchild will allow National to double its 35KV yard area and run a future duct bank and wiring from the expanded yard to a future fab facility, and either use existing underground ducts from Western Avenue or run an overhead 35KV line. Fairchild and National each have entered into separate agreements with Central Maine Power Company ("CMP") dated as of March 10, 1997 with respect to the purchase of power, and National and Fairchild agree to use good faith commercially reasonable efforts to enter into a separate agreements between themselves with respect to the purchase and allocation of power promptly after the execution of this Agreement (said agreements collectively referred to as the "Electric Utility Service Agreements"). The parties agree that in the event of any inconsistency between this Agreement and the Electric Utility Service Agreements, the Electric Utility Service Agreements shall control.

     2) Cost. Direct charges from the power supplier for power will be allocated based on usage, provided that a minimum of 56 million kilowatt hours per year will be allocated to Fairchild through December, 2000. Usage will be determined by metering. Each party shall be responsible for costs of maintaining its own switch and the parties shall share costs of maintaining the 40 MW line to the switch yard, proportional to usage.

     3) Duration. This service will continue to be provided until terminated by mutual agreement by the parties.

R.   Fire Protection System and Fire Sprinkler Loop.

     1) Description. Each party will be responsible for maintaining and operating its own fire protection system. Each party may control the divisional and riser values on


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its site, but no divisional values will be closed without appropriate notice to the other party. Each party may draw from the other's fire pond as needed.

     2) Cost. Cost of operation, maintenance, repairs, testing shall be borne by each party for its system.

     3) Duration. This arrangement shall continue until terminated by mutual agreement of the parties.

S.   Parking.

     1) Description. In addition to the parking spaces to be provided under the Building 10 lease, National shall provide Fairchild with up to 100 additional parking spaces on the National Site at a location between Building 10 and the FSC plant or in Parking Area D shown on Exhibit A upon 60 days' notice from Fairchild. During the term, any or all such spaces requested by Fairchild may be canceled by 30 days' written notice from Fairchild and then reinstated upon 60 days' notice by Fairchild.

     2)   Cost.  $20 per month per space, payable monthly.

     3)   Duration.  Three years from the date hereof.

T.   Compressed Air

     1) Description. National will provide compressed air from Building 10 to Fairchild Building 2 (Main Plant) at a maximum capacity of 500 CFM.

     2) Cost. Fairchild to pay for compressed air at National's cost to be determined using activity based costing methods.

     3)   Duration.  Through December, 1997.


COR:87999-1.DOC


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                                   Exhibit C

                         Shared Services and Facilities


1.   VOC System #2

2.   Oil Conversion for Building 2

3.   Volleyball Courts

4.   Landscaping Associated with 200 MM Project

5.   BOC Plant D - including Roadway & Gate

6.   Building 12 Renovations Associated with 200 MM Project


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